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                                    Contact:
                                    Richard G. Smith
                                    Chief Financial Officer
                                    American Business Products
                                    (770) 953-8300
FOR IMMEDIATE RELEASE
                                    Investors: Robert P. Jones/Theresa Schillero
                                    Media Contact: Eileen King/Stacey Reed
                                    Morgen-Walke Associates, Inc.
                                    (212) 850-5600

               AMERICAN BUSINESS PRODUCTS ANNOUNCES RESIGNATION OF
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

         Atlanta, GA, September 16, 1999 - American Business Products (NYSE:ABP) today announced the resignation of Chairman and Chief Executive Officer, Larry
L. Gellerstedt, and the initiation of a search for a permanent replacement. In the interim, G. Harold Northrop will serve as Chairman of the Board, and Daniel
W. McGlaughlin will be Chief Executive Officer. Mssrs. Northrop and McGlaughlin are on the Executive Committee of the Board of Directors.

         Commenting on Mr. Gellerstedt's resignation, Mr. Northrop stated, "As previously announced, Larry has been on medical leave. He recently informed the Board that his recovery will take longer than expected. It is with regret that we have accepted his resignation. He has done a great job in bringing new vigor and direction to American Business Products. We wish him a speedy and complete recovery."

         American Business Products, Inc. is a leading supplier of specialty packaging and printed office products. ABP's specialty packaging companies include: Jen-Coat, Inc., a leader in extrusion coating and laminating of packaging and other products; International Envelope Company, the world's largest converter of Tyvek(R) mailers and other soft packages; and Discount Labels, Inc., the largest short-run custom label producer in the U.S. ABP's printed office products business, Curtis 1000 Inc., is a leader in direct-to-user marketing of custom-printed envelopes and labels, digital document services and business forms. Information on American Business Products can be found on the Company's website at www.goabp.com.

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